EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

DEFENSE CONTRACT OPTION AWARD FOR FY18

Eau Claire, Wisconsin (September 24, 2018) – National Presto Industries, Inc. (NYSE: NPK) announced today that on September 21, 2018, AMTEC Corporation, its wholly owned subsidiary, received a $46.8 million option award under year two (Government Fiscal Year (FY) 2018) of AMTEC’s current five-year 40mm systems contract with the Department of the Army. The option award is for M430A1 and M433 cartridges, with deliveries scheduled to begin in early 2020 and continue through 2021.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.